EXHIBIT (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE COMMON STOCK OF

AVANTAIR, INC.

____ __, 2008

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON _______ __, 2008, UNLESS THE OFFER PERIOD IS EXTENDED (“EXPIRATION DATE”). THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Avantair, Inc. (“Company”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), for a period of _______ (__) business days, or until _______ ___, 2008 (“Offer Period”). The Offer is being made to all holders (“Holders”) of the Company’s publicly traded warrants (the “Warrants”) to purchase common stock, par value $.0001 per share (“Common Stock”), which were issued by Ardent Acquisition Corporation, the Company’s legal predecessor, in its initial public offering. The Offer was approved by the Company’s Board of Directors on June 16, 2008.

There are currently Warrants outstanding to purchase 13,800,000 shares of Common Stock for $5.00 per share. The Company’s Common Stock and Warrants are listed on the Over-the-Counter Bulletin Board under the symbols AAIR and AAIRW, respectively. On June 10, 2008, the last reported sale prices of such securities were $2.60 and $0.08, respectively. The Company also has a current trading market for its units (“Units”). Each Unit consists of one share of Common Stock and two Warrants. The Units trade on the Over-the-Counter Bulletin Board under the symbol AAIRU, and on June 10, 2008, the last reported sale price of a Unit was $2.60.

This Offer is to temporarily modify the terms of the Warrants during the Offer Period to permit Holders to tender their Warrants for exercise as follows:

•
A Holder may engage in a cash exercise by paying a reduced cash exercise price of $3.00 per share of Common Stock underlying the Warrants. A Holder may exercise on a cash basis as few or as many Warrants as the Holder elects.

•
For each Warrant a Holder exercises by paying the reduced cash exercise price, the Holder has the option to engage in one cashless exercise by exchanging ten (10) additional Warrants for one (1) additional share of Common Stock. Thus, the total number of Warrants exchanged on a cashless basis may not exceed the product of the total number of Warrants exercised on cash basis multiplied by ten. Warrants exchanged in a cashless exercise will only be accepted in groups of ten and no shares or fractional shares of Common Stock will be issued with respect to a group of warrants of nine or less. Exercising Warrants on a cashless basis is at the option of the Holder and is not a requirement to participating in the cash exercise described above.

You may tender some or all of your Warrants on these terms. You may tender Warrants under the cash exercise method above and, if you participate in the cash exercise, you may also exercise Warrants on a cashless basis under the second method. For example, a holder of 100 warrants could exercise nine warrants on a cash basis and surrender 90 warrants on a cashless basis. The one remaining warrant may only be exercised on a cash basis during the Offer Period.

If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date, and retain them on their original terms, by following the instructions herein. If you tendered Warrants for both cash exercise at the reduced price and cashless exercise, then before the Expiration Date:

•	you may withdraw some or all of the Warrants tendered for cashless exercise without affecting the Warrants tendered for cash exercise; but

•
if you withdraw some or all of the Warrants tendered in the cash exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cashless exercise, if your tender for cashless exercise exceeds the limit of ten Warrants for each one Warrant tendered in a cash exercise.

WARRANTS WHICH ARE NOT TENDERED DURING THE OFFER PERIOD WILL THEREAFTER RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT $5.00 EXERCISE PRICE AND EXPIRATION DATE OF FEBRUARY 23, 2009.

Investing in our securities involves a high degree of risk. See “Risk Factors” in Section 12 of this letter for a discussion of information that you should consider before tendering Warrants in this Offer.

The Offer to temporarily modify the terms on which the Warrants may be exercised will commence on ____ __, 2008 (the date the materials relating to the Offer are first sent to the Holders) and end on _______ __, 2008 at 5:00 p.m., Eastern Standard Time, unless extended. At the expiration of the Offer the original terms of the Warrants, including, but not limited to, the $5.00 per share cash exercise price and the number of shares of Common Stock (one share) into which a Warrant may be exercised, shall resume and continue to apply until the Warrants expire by their terms on February 23, 2009, or earlier upon redemption.

All of the currently outstanding publicly traded Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

A detailed discussion of the Offer is contained in this Offer Letter. Holders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS OR HER WARRANTS.

IT IS THE COMPANY’S CURRENT INTENT NOT TO CONDUCT ANOTHER OFFER TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, BUT THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE WARRANT TERMS. PURSUANT TO THEIR ORIGINAL TERMS, THE WARRANTS MAY BE REDEEMED IN WHOLE AND NOT IN PART AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

IMPORTANT PROCEDURES

If you want to tender all or part of your Warrants, you must do one of the following before the Offer expires:

•
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company (“Continental”), the depositary for this Offer; or

•
if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this document, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the depositary before the expiration of the Offer; then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO OUR OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED IN THE OFFER. WARRANTS EXCHANGED IN A CASHLESS EXERCISE WILL ONLY BE ACCEPTED IN GROUPS OF TEN.

IF YOUR WARRANTS ARE PART OF UNITS THAT WERE ISSUED IN OUR INITIAL PUBLIC OFFERING, YOU MUST SEPARATE THE WARRANTS FROM THE UNITS PRIOR TO TENDERING THE WARRANTS PURSUANT TO THIS OFFER. IN ORDER TO SEPARATE THE WARRANTS, PLEASE CONTACT YOUR BROKER.

If you have any question or need assistance, you should contact Morrow & Co., LLC (“Morrow”), the information agent for the Offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. Morrow may be reached at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Toll Free Number 800-607-0088

TABLE OF CONTENTS

SUMMARY		5

THE OFFER		9

1.	GENERAL TERMS	9

2.	PROCEDURE FOR EXERCISING AND TENDERING WARRANTS	13

3.	RESCISSION RIGHTS	16

4.	ACCEPTANCE FOR PAYMENT OF WARRANTS AND ISSUANCE OF SHARES	17

5.	BACKGROUND AND PURPOSE OF THE OFFER	18

6.	PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS	21

7.	SOURCE AND AMOUNT OF FUNDS	21

8.	TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS	22

9.	FINANCIAL INFORMATION REGARDING THE COMPANY	22

10.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS	23

11.	U.S. FEDERAL INCOME TAX CONSEQUENCES	23

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS	30

13.	ADDITIONAL INFORMATION; MISCELLANEOUS	30

SUMMARY

The Company	Avantair, Inc., a Delaware corporation, with principal executive offices at 4311 General Howard Drive, Clearwater, Florida 33762, telephone (727) 539-0071.
The Warrants
As of June 10, 2008, the Company had 13,800,000 Warrants outstanding that were issued by Ardent Acquisition Corporation, the Company’s legal predecessor, in its initial public offering. Currently, each Warrant is exercisable for one share of Common Stock at a cash exercise price of $5.00. During the period of the Offer, the exercise terms will be temporarily modified as set forth herein. By their terms, the Warrants will expire on February 23, 2009, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Common Stock and Warrants
The Common Stock and Warrants are listed on the Over-the-Counter Bulletin Board under the symbols AAIR and AAIRW, respectively. On June 10, 2008, the last reported sale prices of such securities were $2.60 and $0.08, respectively. The Units also trade on the Over-the-Counter Bulletin Board under the symbol AAIRU and the last reported sale price of the Units on June 10, 2008 was $2.60.

The Offer
This Offer is being made to all Holders. The purpose of the Offer is to generate additional funds for the Company by encouraging exercise of the Warrants prior to their expiration, which will occur less than eight months from the date of this letter, while simultaneously providing greater certainty to investors regarding the number of shares of Common Stock, which are, and may become, outstanding. Given that the exercise price is currently above the market price of the Company’s Common Stock, the Company has determined to lower the exercise price during the period of the Offer and to further incentivize Holders to exercise the Warrants by offering them a cashless exercise right in conjunction with their cash exercise.

Reduced Cash Exercise
Until the Expiration Date of the Offer, Holders may exercise Warrants for cash by paying a reduced exercise price of $3.00 for one share of Common Stock. The exercise price of the Warrant is payable only by certified bank check or wire transfer of immediately available funds in accordance with the instructions herein, and must accompany the Letter of Transmittal.

Cashless Exercise
For each Warrant exercised on a reduced cash basis, a Holder may engage in one cashless exercise by tendering ten (10) additional Warrants in exchange for one (1) additional share of Common Stock, without paying a cash exercise price. Thus, the total number of Warrants exchanged on a cashless basis may not exceed the product of the total number of Warrants exercised on cash basis multiplied by ten. Warrants exchanged in a cashless exercise shall only be accepted in groups of ten and no shares or fractional shares of Common Stock will be issued with respect to a group of warrants of nine or less.

Exercising Warrants on a cashless basis is at the option of the Holder and is not a requirement to participating in the cash exercise described above, but is an additional benefit offered to those who do. The election to exercise Warrants on a cashless basis does not need to be made at the same time the Holder submits Warrants for the cashless exercise, but must be made before the Expiration Date of the Offer.

Expiration Date of Offer
5:00 p.m., Eastern Standard Time, on _______ __, 2008, unless extended by the Company. All Warrants and related paperwork, as well as payment for Warrants exercised for cash, must be received by the depositary by this time, as instructed herein.

Rescission Rights
If you tender your Warrants and change your mind, you may rescind and withdraw your tendered Warrants at any time until the Expiration Date of the Offer, as described in greater detail in Section 3 herein.

If you tendered Warrants for both cash exercise at the reduced price and cashless exercise, then before the Expiration Date you may withdraw some or all of the Warrants tendered for cashless exercise without affecting the Warrants tendered for cash exercise. However, if you withdraw some or all of the Warrants tendered in the cash exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cashless exercise, if your tender for cashless exercise exceeds the limit of ten Warrants for each one Warrant tendered in a cash exercise.

For example, if you tendered nine Warrants for cash exercise and 90 Warrants for cashless exercise, but decided to withdraw two of the cash exercise Warrants, then you must also withdraw (or will be treated as having withdrawn) 20 Warrants for cashless exercise. A withdrawal of any number of Warrants for cashless exercise, however, will not impact your tender of Warrants for cash exercise.

Fractional Shares
No fractional shares will be issued in the Offer. The cashless exercise feature requires that 10 Warrants be tendered for each share of Common Stock. If the block of Warrants you tender includes an odd lot of fewer than 10 Warrants, and you have not elected to exercise those Warrants for cash, the odd lot Warrants will be returned to you. You may choose, however, to exercise such Warrants on a cash basis by paying the reduced exercise price (if prior to the Expiration Date) or the normal exercise price of $5.00 (if subsequent to the Expiration Date but prior to the expiration of the Warrants).

For example, if you submit four Warrants for cash exercise and 35 Warrants for cashless exercise, the depositary will return five Warrants to you. You may exercise the five Warrants on a cash basis by resubmitting the Warrants along with payment of the reduced cash exercise price of $3.00 per share, or an aggregate of $15.

Examples of Participation
A Holder has 6,500 Warrants. Several examples of what the Holder may elect during the Offer Period are as follows:

1.        If the Holder wishes to take maximum advantage of the reduced cash exercise feature, the Holder will exercise all 6,500 Warrants at $3.00 per share by tendering all 6,500 Warrants for 6,500 shares of Common Stock. The Holder will pay a cash exercise price of $3.00 per share, or an aggregate of $19,500.

2.        If the Holder wishes to take maximum advantage of the cashless exercise feature, the Holder will exercise 590 Warrants on a cash basis by tendering 590 Warrants in exchange for 590 shares of Common Stock. The Holder will pay a cash exercise price of $3.00 per share, or an aggregate $1,770. The Holder will have 5,910 Warrants remaining of the original 6,500. The Holder will exercise 5,900 of the remaining Warrants on a cashless basis by tendering 5,900 Warrants for 590 shares of Common Stock. The remaining 10 Warrants can also be exercised on a cash basis, but cannot be included in a cashless exercise. Any Warrants that the Holder retains will revert to their original terms after the Offer Period.

3.        The Holder may choose an approach that is between the two approaches above. For example, of the Holder’s 6,500 Warrants, the Holder may tender 400 Warrants for 400 shares of Common Stock in a cash exercise at $3.00 per share, and exercise 3,000 additional Warrants (of the 4,000 Warrants that the Holder would be eligible to exercise on a cashless basis) for 300 shares of Common Stock. The Holder will end up with 700 shares of Common Stock by tendering 3,400 Warrants, and paying $1,200. The Holder will retain 2,100 Warrants, which will revert to their original terms after the Offer Period (including the original $5.00 cash exercise price per share).

How to Tender Warrants
To tender your Warrants, you must complete one of the actions described herein under “Important Procedures” before the Offer expires. You may also contact the information agent or your broker for assistance. The contact information for the information agent is Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. You may call the information agent toll free at (800) 607-0088.

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the information agent: Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. You may call the information agent toll free at (800) 607-0088.

THE OFFER

Risks of Participating In the Offer

Participation in this Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer in its entirety and review the documents referred to in Sections 9 and 13.

1. GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer for a period of _____ (__) business days, ending _______ __, 2008 at 5:00 p.m., Eastern Standard Time, to the Holders of the Company’s Warrants, as follows:

•
A Holder may engage in a cash exercise by paying a reduced cash exercise price of $3.00 per share of Common Stock underlying the Warrants. A Holder may exercise on a cash basis as few or as many Warrants as the Holder elects.

•
For each Warrant a Holder exercises by paying the reduced cash exercise price, the Holder has the option to engage in one cashless exercise by exchanging ten (10) additional Warrants for one (1) additional share of Common Stock. Thus, the total number of Warrants exchanged on a cashless basis may not exceed the product of the total number of Warrants exercised on cash basis multiplied by ten. Warrants exchanged in a cashless exercise shall only be accepted in groups of ten and no shares or fractional shares of Common Stock will be issued with respect to a group of warrants of nine or less. Exercising Warrants on a cashless basis is at the option of the Holder and is not a requirement to participating in the cash exercise described above.

You may tender some or all of your Warrants on these terms. You may tender Warrants under the cash exercise method above and, if you participate in the cash exercise, you may also exercise Warrants on a cash basis under the second method. For example, a Holder of 100 warrants could exercise nine warrants on a cash basis and surrender 90 warrants on a cashless basis. The one remaining warrant may only be exercised on a cash basis during the Offer Period.

If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date, and retain them on their original terms, by following the instructions herein. If you tendered Warrants for both cash exercise at the reduced price and cashless exercise, then before the Expiration Date:

•	you may withdraw some or all of the Warrants tendered for cashless exercise without affecting the Warrants tendered for cash exercise; but

•
if you withdraw some or all of the Warrants tendered in the cash exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cashless exercise, if your tender for cashless exercise exceeds the limit of ten Warrants for each one Warrant tendered in a cash exercise.

No fractional shares will be issued in the Offer. The cashless exercise feature requires that ten Warrants be tendered for each share of Common Stock. If the block of Warrants you tender includes an odd lot of fewer than ten Warrants, and you have not elected to exercise those Warrants for cash, the odd lot Warrants will be returned to you. You may choose, however, to exercise such Warrants on a cash basis by paying the reduced exercise price (if prior to the Expiration Date) or the normal exercise price of $5.00 (if subsequent to the Expiration Date but prior to the expiration of the Warrants).

Examples

A Holder has 6,500 Warrants. Several examples of what the Holder may elect during the Offer Period are as follows:

(A)      If the Holder wishes to take maximum advantage of the reduced cash exercise feature, the Holder will exercise all 6,500 Warrants at $3.00 per share by tendering all 6,500 Warrants for 6,500 shares of Common Stock. The Holder will pay a cash exercise price of $3.00 per share, or an aggregate of $19,500.

(B)      If the Holder wishes to take maximum advantage of the cashless exercise feature, the Holder will exercise 590 Warrants on a cash basis by tendering 590 Warrants in exchange for 590 shares of Common Stock. The Holder will pay a cash exercise price of $3.00 per share, or an aggregate $1,770. The Holder will have 5,910 Warrants remaining of the original 6,500. The Holder will exercise 5,900 of the remaining Warrants on a cashless basis by tendering 5,900 Warrants for 590 shares of Common Stock. The remaining 10 Warrants can also be exercised on a cash basis, but cannot be included in a cashless exercise. Any Warrants that the Holder retains will revert to their original terms after the Offer Period.

(C)      The Holder may choose an approach that is between the two approaches above. For example, of the Holder’s 6,500 Warrants, the Holder may tender 400 Warrants for 400 shares of Common Stock in a cash exercise at $3.00 per share, and exercise 3,000 additional Warrants (of the 4,000 Warrants that the Holder would be eligible to exercise on a cashless basis) for 300 shares of Common Stock. The Holder will end up with 700 shares of Common Stock by tendering 3,400 Warrants, and paying $1,200. The Holder will retain 2,100 Warrants, which will revert to their original terms after the Offer Period (including the original $5.00 cash exercise price per share).

A.	PERIOD OF OFFER

The Offer will only be open for a period beginning on the Offer Date and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Holders who have not tendered any Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. See Section 10.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS. PURSUANT TO THEIR ORIGINAL TERMS, THE WARRANTS MAY BE REDEEMED IN WHOLE AND NOT IN PART AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

B.	PARTIAL EXERCISE PERMITTED

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer.

WARRANTS NOT EXERCISED DURING THE PERIOD OF THE OFFER SHALL, AFTER THE EXPIRATION DATE, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER. UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON FEBRUARY 23, 2009, UNLESS SOONER REDEEMED AS PERMITTED BY THEIR TERMS.

C.	EXERCISE BY CASH EXERCISE AT REDUCED PRICE OF $3.00 PER SHARE

The exercise price of the Warrants exercised pursuant to the reduced exercise price feature of the Offer will be payable only by bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

D.	EXERCISE BY CASHLESS EXERCISE

Exercising the Warrants by cashless exercise will require surrendering 10 Warrants for each share of Common Stock in accordance with the Company’s instructions and accompanied by the Letter of Transmittal. You may engage in no more than one cashless exercise for each Warrant exercised on a reduced cash basis. Thus, the total number of Warrants exchanged on a cashless basis may not exceed the product of the total number of Warrants exercised on cash basis multiplied by ten. Warrants exchanged in a cashless exercise shall only be accepted in groups of ten and no shares or fractional shares of Common Stock will be issued with respect to a group of warrants of nine or less. Thus, if the block of Warrants you tender for cashless exercise includes an odd lot of fewer than ten Warrants that cannot be exercised for a whole share of stock, the odd lot Warrants will be returned to you. You may choose, however, to exercise such Warrants on a cash basis by paying the reduced exercise price (if prior to the Expiration Date) or the normal exercise price of $5.00 (if subsequent to the Expiration Date but prior to the expiration of the Warrants).

Exercising Warrants on a cashless basis is at the option of the Holder and is not a requirement to participating in the cash exercise described above.

E.	COMBINATIONS OF METHODS TO EXERCISE

You may tender your Warrants under the reduced cash exercise described in Subsection C, or, as long as you participate in the reduced cash exercise, a combination of methods involving the reduced cash exercise and the cashless exercise, subject to the conditions set forth in Subsection D above.

F.	EFFECTIVENESS OF REGISTRATION STATEMENT AS A CONDITION TO THE OFFER

The Offer is conditioned on the Company’s having in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering for trading the shares of Common Stock that may be issued upon the reduced cash exercise or cashless exercise of the Warrants. This is to provide registered shares of Common Stock to those participating in the Offer.

In order to register the shares issued upon exercise of the Warrants in this Offer, the Company has filed with the Securities and Exchange Commission (“SEC”) a Post-Effective Amendment on Form S-3 to the existing Registration Statement on Form S-1 covering the shares of Common Stock underlying the Warrants. The post-effective amendment reflects the terms of the Warrants as amended in the Offer.

The Company will not complete the Offer unless and until the post-effective amendment is declared effective. If there is a delay in the Form S-3 becoming effective, the Company may, in its discretion, extend, suspend or cancel the Offer, and will inform Holders of such event.

G.	NO RECOMMENDATION; HOLDER’S OWN DECISION

NONE OF THE COMPANY, OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF A WARRANT AS TO WHETHER TO EXERCISE THEIR WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR WARRANTS.

2. PROCEDURE FOR EXERCISING AND TENDERING WARRANTS

A.	PROPER EXERCISE AND TENDER OF WARRANTS

To exercise and tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the exercising Holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants exercised and the method of exercise (either cash payment or a combination of cash payment and cashless exchange); and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are exercised by a registered Holder who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

An exercise of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the exercising Holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Delivery by DTC Participants. The depositary will establish an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an Agent’s Message, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

UNLESS THE WARRANTS BEING EXERCISED ARE DELIVERED TO THE DEPOSITARY BY 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR A PROPERLY TRANSMITTED AGENT’S MESSAGE, WE MAY, AT OUR OPTION, TREAT SUCH EXERCISE AS INVALID. ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS WILL BE MADE ONLY AGAINST THE VALID EXERCISES OF THE WARRANTS.

Warrants Held Through Custodians. If your Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that Holder to exercise your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Tender Offer Statement on Schedule TO (“Schedule TO”) filed on or about the date of this letter in connection with the Offer. The letter of instructions may be used by you to instruct a custodian to exercise and deliver warrants on your behalf.

Guaranteed Delivery. If you want to exercise your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the depositary prior to the Expiration Date, you can still exercise your Warrants if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)
the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

(C)	the depositary receives, within three Over-the-Counter Bulletin Board trading days after the date of its receipt of the notice of guaranteed delivery:

(1)	the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

(2)
a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the issuance of shares of Common Stock for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

B.	CONDITIONS OF THE OFFER

The conditions to the Offer are:

(A)	the existence of an effective amendment on Form S-3 to the registration statement on Form S-1 for the issuance of the Common Stock upon exercise of the Warrants; and

(B)	a Holder delivering in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, to the extent exercised for cash, proper payment.

C.	DETERMINATION OF VALIDITY

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer.

D.	SIGNATURE GUARANTEES

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered Holder tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (b) such Warrants are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3. RESCISSION RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered, and tenders of such Warrants may not be rescinded except as otherwise provided in this Section 3.

If you tendered Warrants for both cash exercise at the reduced price and cashless exercise, then before the Expiration Date you may withdraw some or all of the Warrants tendered for cashless exercise without affecting the Warrants tendered for cash exercise. However, if you withdraw some or all of the Warrants tendered in the cash exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cashless exercise, if your tender for cashless exercise exceeds the limit of ten Warrants for each one Warrant tendered in a cash exercise.

For example, if you tendered nine Warrants for cash exercise and 90 Warrants for cashless exercise, but decided to withdraw two of the cash exercise Warrants, then you must also withdraw (or will be treated as having withdrawn) 20 Warrants for cashless exercise. A withdrawal of any number of Warrants for cashless exercise, however, will not impact your tender of Warrants for cash exercise.

To be effective, a written notice of rescission must be timely received by the depositary at their address identified in this Offer. Any notice of rescission must specify the name of the person who tendered the Warrants for which tenders are to be rescinded and the number of Warrants to be rescinded. If the Warrants to be rescinded have been delivered to the depositary, a signed notice of rescission must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered Holder (if different from that of the tendering Holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be rescinded. Rescission may not be cancelled, and Warrants for which tenders are rescinded will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are rescinded may be tendered again by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A Holder desiring to rescind tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds their Warrants. In order to rescind previously tendered Warrants, a DTC participant may, prior to the Expiration Date, rescind its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) rescinding its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of rescission of such instruction. The notices of rescission must contain the name and number of the DTC participant. A rescission of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such rescission relates. A DTC participant may rescind a tendered Warrant only if such rescission complies with the provisions described in this paragraph.

A Holder who tendered their Warrants other than through DTC should send written notice of rescission to the depositary specifying the name of the Holder who exercised the Warrants being rescinded. All signatures on a notice of rescission must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of rescission need not be guaranteed if the Warrants being rescinded are held for the account of an Eligible Guarantor Institution. Rescission of a prior Warrant tender will be effective upon receipt of the notice of rescission by the depositary. Selection of the method of notification is at the risk of the Holder, and notice of rescission must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of rescission will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of rescission or incur any liability for failure to give any such notification, subject to the judgment of any court.

4. ACCEPTANCE FOR PAYMENT OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, from the Offer Date to the Expiration Date, the Company will accept for exercise Warrants validly tendered. The Common Stock to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and, (i) in the event of a exercise by cash, a certified bank check or wire transfer of immediately available funds in accordance with the instruction herein in the amount of the purchase price of the Common Stock, or (ii) in the event of an exercise by exchange in conjunction with a cashless exercise, the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not rescinded, unless the Company gives written notice to the Holder of its non-acceptance.

5. BACKGROUND AND PURPOSE OF THE OFFER

A.	INFORMATION CONCERNING AVANTAIR, INC.

The Company initially was formed as a blank check company, named Ardent Acquisition Corporation, to effect a acquisition with an unidentified operating business. On March 2, 2005, the Company consummated its initial public offering of 6,000,000 units with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $5.00 per share. On March 4, 2005, the Company consummated the closing of an additional 900,000 units subject to the over-allotment option. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $41,400,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to the Company from the offering were approximately $37,227,000, of which $36,222,000 was deposited into a trust fund and the remaining proceeds ($1,005,000) were available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Prior to February 22, 2007, the Company did not engage in any substantive commercial business. On October 2, 2006, the Company entered into a stock purchase agreement with certain stockholders, and a letter agreement with other stockholders, of Avantair, Inc., a Nevada corporation (which we refer to as “Old Avantair”), pursuant to which the Company agreed to acquire all of Old Avantair’s issued and outstanding capital stock from its stockholders. The stock purchase agreement was amended on December 15, 2006. On February 22, 2007, the Company’s shareholders voted in favor of the stock purchase agreement and we consummated the transactions contemplated thereby. Since that date, the Company’s business has become that of Old Avantair. On March 9, 2007, the Company changed its name to Avantair, Inc. to better reflect its current operations.

Under the terms of the stock purchase agreement, in consideration for 6,684,822 shares of Old Avantair’s outstanding capital stock, 6,684,822 shares of common stock were issued to the Old Avantair stockholders. At that time, a total of 64,550 shares of common stock were submitted for conversion into an amount equal to a pro rata portion of the cash in the trust fund. Old Avantair’s stockholders also became eligible to receive contingent deferred purchase price payments based on our post-closing financial performance (on a consolidated basis) during the fiscal years ending June 30, 2007 and June 30, 2008. The Company’s results did not meet the trigger threshold for contingent purchase price payments for the year ended June 30, 2007 and therefore the deferred purchase price payment for that fiscal year was not paid. If the Company’s results meet the trigger threshold for the fiscal year ended June 30, 2008, the Company will issue to Old Avantair’s stockholders an aggregate of 4,774,873 additional shares of its common stock. Currently, we do not anticipate that our results will meet the trigger threshold for contingent purchase price payments for the year ended June 30, 2008 and therefore we do not anticipate paying the deferred purchase price payment for that fiscal year either. In addition, if at any time prior to February 23, 2009, the closing trading price of our common stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share, then the Company will issue to Old Avantair’s stockholders an aggregate of 4,774,873 additional shares of its common stock. The full text of the stock purchase agreement and the letter agreements can be found in Exhibits 2.1 and 2.2 of the Company’s Current Report on Form 8-K, filed on October 4, 2006, and the full text of the amendment to the stock purchase agreement can be found in Exhibit 2.1 of its Current Report on Form 8-K, filed on December 20, 2006.

The Company is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use. According to AvData, the Company is the fifth largest company in the North American fractional aircraft industry. As of March 31, 2008, the Company operated 47 aircraft with 82 additional aircraft on order, to be delivered through 2013. We operate a fixed flight based operation (FBO) in Camarillo, California. The Company also provides aircraft maintenance, concierge and other services to customers and services to its fleet from hangars and office locations in Clearwater, Florida and Camarillo, California.

The Company generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing operations, maintenance and management services related to these aircraft, and from the sale of time cards providing 25 flight-time hours per year of access to its aircraft fleet without the requirement of purchasing fractional ownership shares. We market and sell fractional ownership interests to individuals and businesses with a minimum share size of a one-sixteenth ownership interest. Under maintenance and management agreements with fractional owners, the Company provides pilots, maintenance, fuel and hangar space for the aircraft.

The Company has never declared or paid cash dividends on our common stock. The Company currently expects to retain all future earnings for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including the Company’s earnings, capital requirements and overall financial condition.

B.	PURPOSE OF THE OFFER

The purpose of the Offer is to generate additional funds for the Company by encouraging exercise of the Warrants prior to their expiration, which will occur less than eight months from the date of this letter, while simultaneously providing greater certainty to investors regarding the number of shares of Common Stock, which are, and may become, outstanding. Given that the exercise price is currently above the market price of the Company’s Common Stock, the Company has determined to lower the exercise price during the period of the Offer and to further incentivize Holders to exercise the Warrants by offering them a cashless exercise right in conjunction with their cash exercise.

C.	INTERESTS OF DIRECTORS AND OFFICERS

Barry J. Gordon, the Company’s Chairman of the Board, and Arthur H. Goldberg, a member of the Board of Directors, each acquired Warrants in open market transactions pursuant to a letter agreement with the underwriter of the Company’s initial public offering. Messrs. Gordon and Goldberg intend to tender Warrants in this transaction, taking maximum advantage of the cashless exercise feature.

Depending on the extent to which Holders choose to exercise their Warrants and the extent to which the Holders take advantage of the cashless exercise option described above, the Company will issue up to an additional 13,800,000 shares of Common Stock to the Holders. In addition, depending on the extent to which the Holders elect to exercise their Warrants, the Offer may result in the retirement of substantially all of, and consequently the delisting and deregistration of, the outstanding Warrants. Furthermore, the exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising Holders of additional shares of the Common Stock of the Company.

Except as a result of the Offer as set forth above, there are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s charter, bylaws or other governing instruments or other actions which could impede the acquisition of control of the Company; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the 34 Act; or (j) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the 34 Act.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER AND EXERCISE SOME OR ALL OF THEIR WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER AND EXERCISE THEIR WARRANTS.

6. PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Common Stock and Warrants are listed on the Over-the-Counter Bulletin Board under the symbols AAIR and AAIRW, respectively. On June 10, 2008, the closing sale prices of the Common Stock and Warrants were $2.60 and $0.08, respectively. The Company also has a current trading market for its Units. The Units also trade on the Over-the-Counter Bulletin Board under the symbol AAIRU and on June 10, 2008 the closing sale price of the Units was $2.60.

The Company recommends that Holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to exercise their Warrants.

The following table shows, for the last fourteen fiscal quarters, the range of high and low bid information of the Common Stock, Warrants and Units as quoted on the Over-the-Counter Bulletin Board. The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock(1)		Warrants(1)		Units(2)
	High	Low	High	Low	High	Low
2005
First Quarter	5.20	5.12	0.70	0.65	6.60	6.30
Second Quarter	5.20	4.90	0.64	0.52	6.35	5.95
Third Quarter	5.15	4.90	0.64	0.46	6.30	5.75
Fourth Quarter	5.23	5.06	0.59	0.41	6.27	5.90
2006
First Quarter	5.48	5.19	0.78	0.50	7.06	6.13
Second Quarter	5.45	5.30	0.77	0.43	6.88	6.20
Third Quarter	5.37	5.29	0.48	0.36	6.20	6.00
Fourth Quarter	5.51	5.31	0.70	0.35	6.70	6.02
2007(3)
Third Quarter	5.60	4.30	0.80	0.53	7.25	5.50
Fourth Quarter	5.30	4.35	0.82	0.57	6.85	5.42
2008
First Quarter	5.25	4.47	0.75	0.46	6.85	5.55
Second Quarter	5.30	4.23	0.84	0.53	6.50	5.05
Third Quarter	5.30	2.80	0.84	0.14	6.25	3.01
Fourth Quarter(4)	3.10	2.35	0.22	0.08	2.98	2.60

(1)	Commencing March 8, 2005.
(2)	Commencing February 25, 2005.
(3)	On February 22, 2007, we changed our fiscal year from a calendar year ending December 31 to a calendar year ending June 30.
(4)	Through June 10, 2008.

7. SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to Holders to exercise their existing Warrants, the Company will issue shares of Common Stock upon exercise of the Warrants but will not pay any cash to the Holders. The Company will use existing working capital to pay expenses incidental to this Offer, estimated to be $160,000.

8. TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS

Other than as set forth below, and as set forth in the Company’s Certificate of Incorporation and By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers identified above, and any other person with respect to the Warrants.

A.	WARRANT AGREEMENT

On February 24, 2005, in connection with its initial public offering and the appointment of a warrant agent for its publicly traded Warrants, the Company’s legal predecessor entered into a Warrant Agreement with Continental. On June __, 2008, the Company entered into an amendment to the Warrant Agreement, which modified the terms of exercise of the Warrants during the effective period of the Offer, in accordance with the description in the Section 1. The Warrant Agreement, as amended, provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants.

B.	OTHER AGREEMENTS

The Company has engaged Continental Stock Transfer & Trust Company to act as the depositary for the Offer and Morrow & Co., LLC to act as information agent. The information agent may contact the Holders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward material relating to the Offer to beneficial owners. Each of the depositary and the information agent will receive reasonable and customary compensation for its services in connection with our Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9. FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference the Company’s financial statements for the fiscal year ended June 30, 2007 and 2006 that were furnished in the Company’s Annual Report on Form 10-K/A (“10-K/A”), and the financial statements for the quarter ended March 31, 2008 that were furnished in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2008 (“10-Q”).

The full text of the 10-K/A and 10-Q, as well as the other documents the Company has filed with the SEC prior to, or will file with the SEC subsequent to, the filing of this Offer Letter as an exhibit to the Schedule TO, can be accessed electronically on the SEC’s website at www.sec.gov.

10. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open.

There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. Amendments to the Offer will be made by written notice thereof to the Holders. Material changes to information previously provided to the Holders in this Offer or in documents furnished subsequent thereto will be disseminated to the Holders. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws. It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions to the Offer are:

(A)	the existence of an effective amendment to the registration statement on Form S-3 for the issuance of the Common Stock upon exercise of the Warrants; and

(B)	a Holder delivering in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

11. U.S. FEDERAL INCOME TAX CONSEQUENCES

A.	General

The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of Common Stock to holders who hold such Common Stock as capital assets and who acquire such Common Stock upon the exercise of the Warrants also held as capital assets. This description also addresses the material U.S. federal income tax considerations of the Offer to holders of the Warrants. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies; or

•
holders that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of Common Stock or Warrants. Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended (“Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein. For purposes of this description, for U.S. federal income tax purposes a holder of Common Stock or Warrants is a “United States person” if such holder is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

This summary is included herein as general information only. Accordingly, each holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Offer and of holding and disposing of our Common Stock.

B.	The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer, we intend to treat your participation for U.S. federal income tax purposes in the manner described below.

If you elect to exercise an existing Warrant for cash by paying a reduced exercise price of $3.00 to receive one (1) share of Common Stock (i.e., a reduced cash exercise), we will, solely for tax purposes, treat the transaction as a “recapitalization” exchange of the existing Warrant for a “new” warrant having a $3.00 exercise price, followed by an exercise of the “new” warrant. The consequences of such a transaction would be that (i) the deemed exchange of existing Warrants for “new” warrants would not cause recognition of gain or loss, (ii) your tax basis in the “new” warrants received in the deemed exchange would be equal to the tax basis in your existing Warrants given in the exchange, (iii) your tax basis in Common Stock received upon exercise of the “new” warrants will equal your basis in the exercised “new” warrants increased by the exercise price paid to acquire the stock; and (iv) your holding period for the Common Stock acquired upon the exercise of “new” warrants will begin on the day following the date of exercise.

If you elect to exercise via an exchange of 10 existing Warrants for one new share of Common Stock (i.e., a cashless net exercise), we will treat the transaction as a “recapitalization” exchange of warrants for new stock. The consequences of such a recapitalization characterization would be that (i) the exchange of existing Warrants for new Common Stock would not cause recognition of gain or loss, (ii) your tax basis in the new Common Stock received in the exchange would be equal to the tax basis in your existing Warrants given in the exchange, and (iii) your holding period for the new Common Stock received in the exchange will include your holding period for the surrendered Warrants.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

The remainder of this summary assumes such treatment of participating and non-participating holders. However, because the U.S. federal income tax consequences of the Offer are unclear, there can be no assurance in this regard and alternative characterizations are possible that would require you to recognize taxable income. For example, if you are a participating holder, it is possible that the reduction of the exercise price of the Warrants could be treated as resulting in taxable gain from the exchange of existing Warrants for new warrants. In addition, the holding period for Common Stock received in a cashless net exercise could be treated as beginning on the day following the date of the exchange (and not including the holding period of the surrendered Warrants). Counsel will not render an opinion on the U.S. federal income tax consequences of the Offer or a holder’s participation in the Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any Common Stock that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

C.	U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock applicable to “United States persons” (referred to below as “U.S. Holders”), subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that we pay in respect of our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in a U.S. Holder’s gross income upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s Common Stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of our Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such Holder’s adjusted tax basis in its shares of Common Stock. Such capital gain or loss will be long-term capital gain or loss if such Holder has held such Common Stock for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of Common Stock or Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification, and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

D.	Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock applicable to holders who are not “United States persons” (referred to below as “Non-U.S. Holders”), subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Ownership of Common Stock

Distributions of cash or property that we pay in respect of our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Common Stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our Common Stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Common Stock unless:

•	the gain is U.S. trade or business income;

•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our Common Stock.

U.S. Backup Withholding Tax and Information Reporting Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person.

The payment of the proceeds from the disposition of our Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Common Stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

12. RISK FACTORS; FORWARD-LOOKING STATEMENTS

Please refer to the Company’s filings with the SEC, including our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007, for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock could decline to prices below that paid pursuant to an exercise of the Warrants.

13. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC the Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform Holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Holders should consult with personal advisors if Holders have questions about their financial or tax situation. The information about this Offer from the Company is limited to this document.

The Company is subject to the information requirements of the 1934 Securities Exchange Act, as amended, and in accordance therewith files and furnishes reports and other information with the Commission. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

Avantair, Inc.
4311 General Howard Drive
Clearwater, Florida 33762
(727) 539-0071

THE DEPOSITARY FOR OUR OFFER IS:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE 8TH FLR
NEW YORK, NY 10004

BY FACSIMILE TRANSMISSION:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FACSIMILE: (212) 509-5150
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR OUR OFFER IS:
MORROW & CO., LLC
470 WEST AVENUE
STAMFORD, CT 06902
TOLL FREE NUMBER 800-607-0088

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.

REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE INFORMATION AGENT.